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                                                                 Exhibit 10.18


                             PURCHASE AND SALE AGREEMENT

          THIS AGREEMENT is made this 21st day of October, 1997 by and between GENERAL ELECTRIC COMPANY, a New York corporation having an office at 2690 Balltown Road, Building 610, Schenectady, New York 12345 (hereinafter called "Seller"), and ACCURIDE CORPORATION, a New York corporation having an office at 2315 Adams Lane, P.O. Box 40, Henderson, Kentucky 42420 (hereinafter called "Buyer').

                                     WITNESSETH:

          1. PREMISES: Subject to the terms, provisions and conditions of this Agreement, Seller covenants and agrees to sell to Buyer, and Buyer covenants and agrees to buy from Seller, on the terms hereinafter specified:

               (a) that certain piece, parcel or tract of land, together with all buildings and other improvements, if any, located thereon, situate, lying and being in the City of Columbia, County of Maury and State of Tennessee which is more particularly described in EXHIBIT "A" attached hereto, together with any and all easements, covenants and other rights appurtenant to such land (the "Real Property"); and

               (b) all furniture, furnishings, fixtures, equipment and other tangible personal property, if any, presently affixed to and/or located at the Real Property and used exclusively in connection with Seller's management, operation or repair of the Real Property, but excluding the equipment described in EXHIBIT "B" attached hereto (collectively, the "Personal Property").

          The term "Property" as hereinafter used in this Agreement means the Real Property and the Personal Property.

          2. PURCHASE PRICE: Buyer shall pay to Seller as the total purchase price ("Purchase Price") for the Property the sum of Three Million Nine Hundred Fifty Thousand and 00/100 Dollars ($3,950,000.00) as follows:

               (a) Eighty-Five Thousand and 00/100 Dollars ($85,000.00) by check upon the signing of this Agreement, subject to collection, the nonpayment of which check in due course shall give Seller the option of canceling this Agreement; and

               (b) The balance, plus or minus any adjustments and prorations as may be provided elsewhere in this Agreement, by wire transfer of immediately available funds to Seller's designated account or, if Seller so chooses, certified or bank check payable to Seller's order, on the "Closing Date" as hereinafter defined.

          3. INSPECTION: Subject to any restrictions relative to environmental inspections as may be elsewhere provided in this Agreement, Buyer and its representatives shall have the right to enter upon the Real Property for the purpose of conducting building surveys and such other examinations and inspections (other than environmental inspections or assessments)



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of the Property as Buyer may reasonably desire prior to the Scheduled Closing
Date (as hereinafter defined); provided, however, that the discovery of any objectionable condition on or with respect to the Property shall not give Buyer any right to terminate this Agreement or to require Seller to take any corrective action with respect to such condition except to the extent otherwise expressly provided in this Agreement. Excluding any damage, liabilities, loss, cost, damage or expense resulting from Seller's negligence or misconduct, Buyer shall repair any and all damage caused by such surveys, examinations and inspections and shall indemnify and hold Seller harmless from all liability, loss, cost, damage or expense in connection therewith. In the exercise of its rights pursuant to this Paragraph 3, Buyer shall not interfere with the conduct of Seller's activities on or with respect to the Property and shall give Seller reasonable advance notice of any surveys, examinations and inspections Buyer intends to conduct on or with respect to the Property. Such notice shall contain the date and time Buyer intends to conduct such activities and a description of the nature of the activities. Seller shall be entitled to have representatives present throughout such activities. The indemnification provision of this Paragraph 3 shall survive the closing of title, or if such closing does not occur, the termination of this Agreement.

          4. SURVEY: Buyer shall obtain any survey of the Real Property which Buyer may require or desire ("Survey") at Buyer's cost and expense. Any Survey shall be made only by a surveyor licensed in the State of Tennessee. Buyer shall provide Seller with a copy of any Survey (including any survey made by Buyer prior to the execution and delivery of this Agreement) immediately upon completion of such Survey, but not later than thirty (30) days after the date of this Agreement, and such Survey shall be certified to Buyer and Seller. If the Survey shall not confirm that (a) the Real Property consists of an integral land area with no slivers, ships, vacancies or gores, and that the Real Property has no voids or lapses in the description thereof, (b) the Real Property has ingress and egress to a public street, (c) there are no encroachments onto the Real Property, and (d) the improvements on the Real Property do not encroach onto adjoining lands (any one or more of the foregoing being collectively referred to as a "Survey Objection"), then Buyer shall have the fights set forth in Paragraph 5 below.

          5.   TITLE:

               (a) Indefeasible fee simple title to the Real Property is to be conveyed on the Closing Date to Buyer, free of liens, encumbrances, judgments, tenancies, covenants, conditions, restrictions, easements, encroachments and rights-of-way, recorded or unrecorded; subject, however, only to "Permitted Encumbrances" as hereinafter defined. Title is to be marketable, good of record and in fact, and insurable without exceptions (other than the Permitted Encumbrances) at standard rates by a recognized title insurance company licensed to do business in the State of Tennessee. Buyer shall order, immediately following execution of this Agreement, an examination title of the Real Property ("Title Report"), to be made on Buyer's behalf and at Buyer's cost and expense.

               (b) Within thirty (30) days following the date of this Agreement, Buyer shall give seller written notice of any specific title matters which are unacceptable to Buyer and any Survey Objections (collectively, "Title Objections") and of the requirements


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

reasonably necessary to correct said Title Objections. If Buyer notifies Seller as aforesaid, Seller shall, within twenty (20) days following receipt of such notice from Buyer, elect by written notice to Buyer to (i) take such action at its own expense as reasonably may be necessary to remedy the Title Objections within thirty (30) days from the date of Seller's notice, or (ii) reduce the Purchase Price by an amount which Seller in its reasonable business judgment deems sufficient to enable Buyer to remedy the Title Objections after the Closing Date, or (iii) take no remedial action. If Seller fails timely to elect any option, then Seller shall be deemed to have elected option (iii) above. If Seller elects or is deemed to elect option (iii) above, or if Seller elects option (ii) above but Buyer does not, in its reasonable business judgment, believe the Purchase Price reduction is sufficient to remedy the Title Objections, or if Seller fails or is unable to satisfy the requirements reasonably necessary to correct the Title Objections within thirty (30) days from the date of Seller's notice, then Buyer shall have the right to either terminate this Agreement or waive any such Title Objections and take title to the Real Property subject thereto. Buyer shall exercise such right within seven
(7) days of notice to Buyer of Seller's election of option (ii) or (iii), or within thirty seven (37) days after notice to Buyer of Seller's election of option (i). If Buyer fails to give Seller written notice of Title Objections within thirty (30) days after the date of this Agreement, then all title and survey matters then affecting the Real Property shall be deemed to be acceptable to Buyer, and Buyer shall take title subject thereto; provided, however, that any liens or encumbrances or other instruments affecting title to the Real Property which are recorded after said thirty-day period may be considered Title Objections, except as and to the extent that Buyer is otherwise obliged by the provisions hereof to accept a conveyance of the Real Property subject thereto. Buyer expressly acknowledges and agrees that nothing in this Agreement shall obligate Seller to incur any expense or to bring any action or proceeding in order to clear up any Title Objections or to render title marketable, and if at any time Seller shall notify Buyer that it cannot or will not correct any such Title Objections, either those which were reported to Seller within thirty (30) days following the date of this Agreement or those which came into existence following said thirty-day period, Buyer shall have seven (7) days following receipt of such notice from Seller within which to either terminate this Agreement or waive any such Title Objections and take title to the Real Properly subject thereto, without any abatement or reduction of the Purchase Price. Failure of Buyer to make such election by giving written notice thereof to Seller within said seven-day period shall be conclusively deemed to be an exercise of its option to waive such Title Objections and to complete the purchase as aforesaid. If this Agreement has not been previously terminated and on the Scheduled Closing Date Seller shall be unable to convey title to the Real Property free and clear of Title Objections which have not been waived or deemed acceptable to Buyer as provided above, then Buyer shall have the right to terminate this Agreement by giving Seller written notice thereof on the Scheduled Closing Date.

               (c) From and after the execution of this Agreement and until the Closing Date or termination, (i) Seller shall not mortgage or encumber the Property or execute any easements, covenants, conditions or restrictions with respect to the Property or seek any zoning changes or other governmental approvals with respect to the Property without first obtaining Buyer's prior written consent in each instance, and (ii) Seller will keep any existing mortgage(s) or deed(s) of trust and other liens encumbering the Property current and not in


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default and will pay in a timely fashion all taxes and other public charges against the Property so as to avoid forfeiture of Buyer's rights under this Agreement.

               (d) Upon request by Buyer, Seller shall execute such affidavits, indemnities, and other similar type instruments as are consistent with Seller's obligations under this Agreement and are required reasonably by a title company for the elimination of any standard or printed exceptions in Buyer's final policy of title insurance, including, without limitation, the exception for unfiled mechanics' liens and parties in possession.

          6. CLOSING: The deed shall be a special warranty deed and shall be duly executed and acknowledged by Seller so as to convey to Buyer fee simple title to the Real Property subject to: (a) zoning and other municipal, health and police regulations and ordinances of the state, county and City, town or village in which the Real Property is located; (b) covenants, easements, restrictions and reservations of record as may be in force and affect the Real Property; (c) any state of facts that a current accurate survey or an inspection of the Real Property might disclose, and (d) taxes not yet due and payable (collectively, "Permitted Encumbrances"). Seller shall deliver the deed to Buyer and Buyer shall pay the balance of the Purchase Price to Seller as provided in Paragraph 2 hereof, at the office of Buyer's attorney at 11:00 A.M. on October 22, 1997 (the "Scheduled Closing Date"), or at such other time, date and/or place as may be agreed to by Seller and Buyer or as may be otherwise provided for herein. The date on which the closing of title actually occurs is herein called the "Closing Date". Notwithstanding any provision contained herein to the contrary, if the closing of title does not occur on or before December 31, 1997, then Seller shall have the absolute right to terminate this Agreement without any liability or obligation to Buyer, except the obligation to reimburse Buyer for certain documented out-of-pocket expenses as provided in Subparagraph 15 (b) below.

          7. ADJUSTMENTS; TRANSFER TAXES: Water and sewer charges, rents and fees, if any, shall be apportioned as of the Closing Date. Buyer shall pay all state, county and municipal documentary stamp and real property transfer taxes payable in connection with the sale of the Property hereunder.

          8. REAL ESTATE TAXES: All real estate taxes shall be apportioned as of the Closing Date on the basis of the fiscal year for which said taxes are assessed. If the closing of title shall occur before the tax rate or rates are fixed, the apportionment of taxes shall be upon the basis of the tax rates for the next preceding year applied to the latest known assessed valuation. Buyer shall pay all taxes which shall become due on and after the Closing Date. Buyer and Seller acknowledge that the statement for water and sewer charges for the Property will not be available until after the closing and shall be apportioned when received. Buyer shall pay amounts due for water and sewer charges and Seller shall reimburse Buyer for its pro rata share of such charges within thirty (30) days after demand therefore by Buyer.

          9. CONDEMNATION: If, prior to the Scheduled Closing Date, all or any substantial part of the Real Property shall be condemned by governmental or other lawful authority, Buyer shall have no liability for any such condemnation and shall have the right to either:


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

               (a) terminate this Agreement, in which event Seller shall promptly refund to Buyer all sums paid by Buyer to Seller pursuant to this Agreement; or

               (b) complete the purchase in accordance with the terms of this Agreement, in which event all of the condemnation proceeds shall be payable to Buyer or, if such proceeds are not then available, Seller shall assign all claims therefor to Buyer.

Failure of Buyer to exercise one of the aforementioned options by written notice to Seller within ten (10) days of such condemnation shall be conclusively deemed to be an exercise of its option to complete the purchase as set forth in subparagraph (b) hereof.

          10. BROKER: Buyer and Seller each represent and warrant to the other that it has not dealt with any broker in connection with this Agreement of the purchase of the Property except Binswanger. Seller shall pay any fees, commissions or other compensation due Binswanger in connection with this Agreement and the sale of the Property. If any other broker or person shall assert a claim to a fee, commission or other compensation on account of alleged dealings with or for Buyer as a broker or finder in connection with this Agreement or the purchase of the Property, then Buyer (a) shall indemnify and hold harmless Seller against and from any such claim and all costs, expenses, and liabilities incurred in connection with such claim or any action or proceeding brought thereon (including, but without limitation, counsel and witness fees in defending against such claim); and (b) shall satisfy promptly any settlement or judgment arising from any such claim or any action or proceeding brought thereon. If any other broker or person shall assert a claim to a fee, commission or other compensation on account of alleged dealings with or for Seller as a broker or finder in connection with this Agreement or the purchase of the Property, then Seller: (a) shall indemnify and hold harmless Buyer against and from any such claim and all costs, expenses, and liabilities incurred in connection with such claim or any action or proceeding brought thereon (including, but without limitation, counsel and witness fees in defending against such claim); and (b) shall satisfy promptly any settlement or judgment arising from any such claim or any action or proceeding brought thereon. The provisions of this Paragraph 10 shall survive the closing of title or termination of this Agreement.

          11.  REPRESENTATIONS AND WARRANTIES OF SELLER:

          Seller represents and warrants to Buyer that the following are true, accurate and complete as of the date of this Agreement and will be true, accurate and complete as of the Closing Date:

               (a) Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

               (b) Authority, Seller and any individual executing this Agreement on Seller's behalf, each has the power to execute, deliver and perform this Agreement and has taken all actions required to authorize the due execution and delivery of this Agreement. The execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Articles of Incorporation or Bylaws of Seller, or any provision of any agreement, instrument, order, judgment or decree to


                                          5
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which Seller is a party or by which it or any of its assets is bound.  This
Agreement is a valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms.

               (c) Litigation. There are no actions, suits, claims or other proceedings pending or, to the best of Seller's knowledge, contemplated or threatened against Seller that could affect Seller's ability to perform its obligations under this Agreement in a timely manner or which would affect any portion of the Property.

               (d) Title. Seller owns fee simple title to the Real Property and Seller owns good and marketable title to the Personal Property.

               (e) Defaults. Except for matters which may be disclosed in the Title Report or the Survey, to the best of Seller's knowledge, no default or breach exists under any covenant, condition, restriction, right of way, easement, mortgage, deed of trust, lien or license affecting the Real Property, or any portion thereof, that is to be performed or complied with by either Seller or by any other party thereto.

               (f) Mechanics' Liens. All bills and claims for labor performed or materials supplied to or for the benefit of the Real Property have been paid in full and there are no perfected or unperfected mechanics', materialmen's or artisans' liens on or affecting the Real Property.

               (g) Assessments. Seller has received no notice that any portion of the Real Property is subject to any proposed or pending special assessments.

               (h) Condemnation. There is no pending, or to the best of Seller's knowledge, threatened, condemnation or eminent domain proceeding affecting any portion of the Real Property.

               (i) Compliance. To the best of Seller's knowledge, there are no outstanding or uncured notices from any governmental authority of violations of any laws, orders, ordinances, or regulations applicable to the Real Property.

               (j) Leases. There are no leases, tenancies, licenses or other rights of occupancy or use for any portion of the Real Property or any assignments or sublets thereunder in effect.

               (k) Contracts. There are no commitments, contracts, licenses, options or other agreements of any kind affecting or relating to the Property.

               (l) Binding Commitments. Seller has not made and will not make any commitments or representations to the applicable governmental authorities, any adjoining or surrounding property owners, any civic association, any utility, or any other person or entity that would in any manner be binding upon Buyer or the Property.


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               (m)  Bankruptcy.  Seller (i) is not in receivership or
dissolution, (ii) has not made an assignment for the benefit of creditors or admitted in writing its inability to pay its debts as they mature, and (iii) has not been adjudicated a bankrupt or filed a petition in voluntary bankruptcy or a petition or answer seeking reorganization or an arrangement with creditors under the Federal bankruptcy law or any other similar law or statute of the United States or any jurisdiction and no such petition has been filed against Seller.

          12.  REPRESENTATIONS AND WARRANTIES OF BUYER:

          Buyer represents and warrants to Seller that the following are true, accurate and complete as of the date of this Agreement and will be true, accurate and complete as of the Closing Date:

               (a) Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and, on the Closing Date, will be duly qualified as a foreign corporation to conduct business in the State of Tennessee. Buyer is a wholly-owned subsidiary of Phelps Dodge Corporation.

               (b) Authority. Buyer and any individual executing this Agreement on Buyer's behalf, each has the power to execute, deliver and perform this Agreement and has taken all actions required to authorize the due execution and delivery of this Agreement. The execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Articles of Incorporation or Bylaws of Buyer, or any provision of any agreement, instrument, order, judgment or decree to which Buyer is a party or by which it or any of its assets is bound. This Agreement is a valid and binding obligation of buyer and is enforceable against Buyer in accordance with its terms.

               (c) Bankruptcy. Buyer (i) is not in receivership or dissolution, (ii) has not made an assignment for the benefit of creditors or admitted in writing its inability to pay its debts as they mature, and (iii) has not been adjudicated a bankrupt or filed a petition in voluntary bankruptcy or a petition or answer seeking reorganization or an arrangement with creditors under the Federal bankruptcy law or any other similar law or statute of the United States or any jurisdiction and no such petition has been filed against Buyer.

          13. "AS IS" CONDITION: EXCEPT AS MAY BE OTHERWISE PROVIDED HEREIN, BUYER REPRESENTS THAT IT HAS INSPECTED THE PROPERTY AND EVERY PART THEREOF, IS FULLY ACQUAINTED WITH AND SATISFIED WITH THE CONDITION THEREOF, AND SHALL ACCEPT TITLE TO THE PROPERTY ON THE CLOSING DATE IN ITS "AS IS" CONDITION. SELLER MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER CONCERNING THE CONDITION OF THE PROPERTY (INCLUDING, BUT NOT LIMITED TO, THE ENVIRONMENTAL CONDITION OF THE PROPERTY) OR ITS FITNESS FOR ANY PARTICULAR PURPOSE. SELLER FURTHER SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF CONDITION OR FITNESS FOR USE. AS MAY BE REQUIRED BY LAW, THE PARTIES AGREE THAT THIS DISCLAIMER OF WARRANTIES IS CONSPICUOUS. SELLER SHALL CONVEY THE PROPERTY TO BUYER ON THE CLOSING DATE IN THE SAME PHYSICAL


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CONDITION AS THE PROPERTY WAS ON MARCH 26, 1997, ORDINARY WEAR AND TEAR
EXCEPTED, AND SUBJECT TO THE PROVISIONS OF PARAGRAPH 9 HEREOF.

          14. GOVERNMENTAL APPROVALS: Should Seller be required to obtain subdivision or some other governmental approval in order to convey title to the Property, the Scheduled Closing Date shall be extended to the extent necessary to obtain such approvals; however if the Scheduled Closing Date must be extended for more than ninety (90) days to obtain such approvals then, either party may terminate this Agreement, whereupon Seller's sole obligation shall be to refund to Buyer all sums paid on account of the Purchase Price.

          15. DEFAULT; TERMINATION: If Buyer defaults in the performance of Buyer's obligations under Paragraph 2 hereof or any other material term or condition of this Agreement, then Seller may at any time thereafter terminate this Agreement by giving a written termination notice to Buyer and Seller may thereupon, at its option, retain all monies paid by Buyer on account of this Agreement as liquidated damages and not as a penalty. In the event of any such termination by Seller, Buyer shall promptly deliver to Seller: (i) copies of all studies, assessments, findings, and inspection reports relating to the Property and generated by Buyer's inspection activities under Paragraph 3 of this Agreement; and (ii) all originals and copies of all Environmental Reports (as hereinafter defined) and copies of all environmental assessments and other documents generated by Buyer's environmental inspection activities under Paragraph 17 of this Agreement.

          (b) In the event of any termination of this Agreement by Buyer as may be permitted pursuant to the provisions of Paragraph 5, or in the event the conditions to Buyer's obligation to close hereunder set forth in Paragraph 18
(a) are not fulfilled, Seller's only obligation to Buyer shall be to refund all sums paid on account of the Purchase Price and to reimburse Buyer for Buyer's reasonable and documented out-of-pocket costs incurred through the date of the termination for the Title Report and Survey of the Real Property.

          16. NOTICES: All notices, demands and requests which may or are required to be given by either party to the other shall be in writing and shall be sent by certified mail, postage prepaid, return receipt requested, or by Federal Express addressed to the parties at their respective addresses as first above written (with Seller's copy to be sent to the attention of Director-Corporate Real Estate), or at such other place within the continental limits of the United States as either party may from time to time designate in a written notice to the other party. Notices, demands and requests which shall be served upon either in the manner aforesaid shall be deemed served or given for all purposes hereunder as of the date of such certification.

          17.  ENVIRONMENTAL:

               (a)  Buyer acknowledges and agrees that:

                    (i) Seller has previously provided to Buyer and Buyers environmental consultant, Environmental Liability Management, Inc. ("ELM"), certain environmental reports and assessments, and has permitted Buyer and ELM to inspect and copy certain documents and records, relating to the Property (collectively, "Environmental Reports"),


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which environmental ports, assessments, documents and records are identified in, and are subject to, those certain confidentiality letter agreements dated June 10, 1997 and August 22, 1997 between Seller and Buyer, copies of which are attached hereto as EXHIBIT "C" (the "Confidentiality Letter Agreements") and incorporated herein by reference;

                    (ii) Seller has previously provided to Buyer various environmental site assessments and reports, as more particularly identified in the letter from H. Carl Homeman to Dean H. Cannon dated October 14, 1997, a copy of which is attached hereto as EXHIBIT "D" (the "Fedders Property Environmental Reports"), relating to certain real property previously owned by Seller, sold by Seller to Columbia Specialties, Inc. and located contiguous to the Real Property (the "Fedders Property") and the Fedders Property Environmental Reports are subject to the restrictions contained in the Confidentiality Letter Agreements;

                    (iii) Pursuant to the Access Agreement dated August 29, 1997 ("Access Agreement"), which Access Agreement is attached hereto as EXHIBIT "E" and incorporated herein by reference, Buyer has had an opportunity to make such independent environmental inspections and assessments of the Property as Buyer deemed necessary or appropriate and, pursuant to such independent environmental inspections and assessments, ELM has prepared for Buyer's legal Counsel, Beveridge & Diamond, P.C., a Phase I environmental assessment set forth in ELM's letter to Beveridge & Diamond, P.C. dated September 11, 1997 and a Phase II Environmental Site Assessment for the Former GE Compressor Facility in Columbia, Tennessee, dated October 3, 1997 ("Buyer's Environmental Reports").

               (b) Seller represents and warrants to Buyer that, to the best of its knowledge and based solely upon a review of the books and records of General Electric Appliances, a division of Seller, that the Environmental Reports, the Fedders Property Environmental Reports, and Buyer's Environmental Reports constitute all material information in Seller's possession relating to environmental conditions on, under or about the Property; provided that the foregoing representation and warranty applies only to material information relating directly to the Property and does not apply to any information, whether or not material, with respect to the Fedders Property, about which Seller makes no warranty or representation; and further provided that the foregoing warranty and representation does not apply to any information generated prior to October 1, 1987, about which information Seller makes no warranty or representation. Seller further represents and warrants to Buyer that to the best of its knowledge, material information relating to environmental conditions on, under or about the Property would, under Seller's regular corporate record keeping practices, be retained within the books and records of General Electric Appliances.

               (c) Buyer acknowledges that it has reviewed the Environmental Reports, the Fedders Property Environmental Reports, and Buyer's Environmental Reports and agrees that on the Closing Date it shall accept the Property in the condition described in all of those environmental reports and, except as set forth in Paragraph 17(f) hereof, shall assume all obligations and liabilities with respect to the matters therein described.

               (d) Buyer further acknowledges and agrees that, except as set forth in Paragraph 17(b) hereof, the submission of the Environmental Reports, and the Fedders Property Environmental Reports to Buyer does not constitute any representation or warranty whatsoever by Seller as to the accuracy of the information contained in the Environmental Reports, or the Fedders Property Reports or the environmental or any other condition of the Property. Buyer shall treat the Environmental Reports, the Fedders Property Environmental Reports, the Buyer's Environmental Reports, and all other Environmental Information (as defined in the Confidentiality Letter Agreements) in a confidential manner and shall not disclose the existence or any aspect of the Environmental Reports, the Fedders Property Environmental Reports, the Buyer's Environmental Reports, or any other Environmental Information to any third party without the prior written approval of Seller, except as may be permitted by Paragraph 17 (e) hereof or by the terms of the Confidentiality Letter Agreements.

               (e) Buyer acknowledges and agrees that all findings, recommendations, opinions and information derived from Buyer's environmental assessment of the Property shall be deemed "Environmental Information" as defined in the Confidentiality Letter Agreements and Buyer shall not disclose any aspect of such Environmental Information to any third party without the prior written approval of Seller, except (i) as may be permitted under the terms of the Confidentiality Letter Agreements, and (ii) that after Buyer's purchase of the Property, Buyer may disclose any such Environmental Information to a third party (x) that is a governmental entity, upon notice to Seller, if required by applicable legal authority, and (y) for any reasonable business purpose, including but not limited to disclosure to a potential purchaser of Buyer's stock or assets, if such third party executes a confidentiality agreement with Buyer on substantially the same terms as the Confidentiality Letter Agreement.

               (f) Notwithstanding anything set forth herein to the contrary, Buyer does not assume any obligations, liabilities, expenses, claims, demands, judgments, damages, penalties, fines, costs, amounts paid in settlement of claims, attorneys' fees, consultants' fees, court costs, litigation expenses, or other losses related to or arising from, and does not indemnify or hold harmless Seller for or with respect to, any of the following matters (collectively,
"Seller Retained Matters"):   (i) alleged violations of criminal laws by Seller
or any of Seller's affiliates; and (ii) personal injuries by current or former employees, independent contractors or invitees of Seller resulting from exposure to Hazardous Substances (as hereinafter defined), which exposure occurred (solely or in part) prior to the Closing Date.

               (g) As an inducement to, and as further consideration for, Seller to sell the Property to Buyer upon the terms and conditions set forth in this Agreement, Buyer covenants and agrees that upon the closing of title to the Property Buyer shall forever release Seller and covenant not to sue Seller with respect to any matters or things arising out of the environmental condition of the Property, whether or not such environmental condition is disclosed in the Environmental Reports, the Fedders Property Environmental Reports, or Buyer's Environmental Reports, except for the Seller Retained Matters identified in Paragraph 17(f) hereof. Furthermore, Buyer covenants and agrees to indemnify, defend, and hold Seller and its officers, employees and agents harmless from any and all claims, demands, judgments, damages, penalties, fines, costs, liabilities (including sums paid in settlement of claims), or other losses,


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

including attorneys' and/or consultants' fees, court costs and litigation expenses, in connection with the presence or suspected presence of Hazardous Substances (as hereinafter defined) in or on any building, structure, or paved surface, or in any environmental medium, including but not limited to, the soil, groundwater, or soil vapor on or under, or emanating from the Property, except for the Seller Retained Matters set forth in Paragraph 17(f) hereof. Without limiting the generality of the foregoing but excluding the Seller Retained Matters, this indemnification shall specifically cover costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal, or restoration work required by any federal, state, or local government agency or political subdivision, or by the Seller because of the presence or suspected presence of Hazardous Substances, in or on any environmental medium, building, structure, or paved surface in, on, under or about the Property.

               (h) As used herein, "Hazardous Substances" means any substance which is toxic, ignitable, reactive, or corrosive or which otherwise is regulated by or under "Environmental Laws." The term "Environmental Laws" means federal, state and local laws and regulations, judgments, orders and permits governing safety and health and the protection of the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 ET SEQ., as amended (CERCLA), the Resource Conservation and Recovery Act, as amended 42 U.S.C. 6901 ET SEQ., the Clean Water Act, 33 U.S.C. 1251 ET SEQ., the Clean Air Act, 42 U.S.C. 7401 ET SEQ., the Toxic Substance Control Act, 15 U.S.C. 2601 ET SEQ., and the Safe Drinking Water Act, 42 U.S.C. 300f through 300j. Hazardous Substances" includes any and all materials or substances which are defined as "hazardous waste," "extremely hazardous waste" or a "hazardous substance" pursuant to state, federal or local law. "Hazardous Substances" also includes asbestos, polychlorinated biphenyls ("PCBs") and petroleum products.

               (i) The provisions of this Paragraph 17, including the provisions of the Confidentiality Letter Agreements and the Access Agreement, shall survive the closing of title. However, the parties agree to execute and exchange at the time of closing such further documentation of the agreements herein contained as either party reasonably requests. Without limiting the generality of the foregoing, Buyer agrees to execute and deliver to Seller at the time of closing an agreement granting and reaffirming the release, covenant not to sue and indemnifications set forth in Subparagraph 17(g) above.

          18.  CONDITIONS PRECEDENT TO CLOSING:

               (a) The obligations of Buyer under this Agreement to purchase the Property from Seller is subject to the satisfaction, as of the Closing Date, of each of the following conditions:

                    (i) The representation and warranties made by Seller in this Agreement shall be true, accurate and complete as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date, and Seller shall have performed all of the covenants and obligations required by this Agreement to be performed by on or before the Closing Date.

                    (ii) The survey and title to the Property shall conform with the requirements of Paragraphs 4 and 5, respectively.

                    (iii) All governmental approvals and other authorizations necessary to convey title to the Real Property shall have been obtained by Seller.

               (b) The obligation of Seller under this Agreement to sell the Property to Buyer is subject to the satisfaction, as of the Closing Date, of the following conditions: The representations and warranties made by Buyer in this Agreement shall be true, accurate and complete as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date, and Buyer shall have performed all of the covenants and obligations required by this Agreement to be performed by Buyer on or before the Closing Date.

          19. SURVIVAL: The representations, warranties, covenants and agreements set forth in this Agreement shall survive the closing and the transfer of title hereunder for the full period of any applicable statute of limitations.

          20. FOREIGN PERSON: Seller represents that it is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1954, as amended, and Buyer shall therefore not deduct any amount from the Purchase Price at closing as provided for therein. Seller shall furnish Buyer with an appropriate affidavit on non-foreign status on the Closing Date if so requested by Buyer.

          21. NON-ASSIGNMENT: Buyer shall not assign this Agreement or any interest herein prior to the closing of transfer of title to the Property without the written approval of Seller, which approval may be arbitrarily withheld, and any attempted or purported assignment prior to closing of transfer of title of the Property without Seller's prior written approval shall be null and void and of no force and effect. For purposes of the preceding sentence, the term "assignment" shall be deemed included a transfer of Buyer's interest under this Agreement by merger or operation of law or by the sale or transfer by Phelps Dodge Corporation of a controlling interest in Buyer. No permitted assignment of Buyer's rights under this Agreement prior to the dosing of transfer of title to the property shall be effective against Seller unless and until an executed counterpart of the instrument assignment shall have been delivered to Seller and Seller has been furnished with the name and address of the assignee. The term "Buyer" shall be deemed to include the assignee under any much effective assignment.

          22. NO RECORDING: Neither Seller nor Buyer shall cause or permit this Agreement, or any short form variation thereof, to be filed of record in any office or place of public record. However, the filing of this Agreement in any suit or other proceeding in which this document is relevant or material shall not be deemed to be a violation of this Paragraph.

          23. SEVERABILITY: If any term, covenant or condition of this Agreement is held to be invalid, void or otherwise unenforceable, to any extent, by any court of competent jurisdiction, the remainder of this Agreement shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

          24. MISCELLANEOUS: This Agreement, the terms, covenants and conditions contained herein, all exhibits attached hereto, and all other agreements expressly referred to herein, including the Confidentiality Letter Agreements attached hereto as EXHIBIT "C" and the Access Agreement attached hereto as EXHIBIT "E" and incorporated herein by reference, constitute the entire agreement between the parties with respect to the subject matter hereof, and all prior agreements, understandings, representations and statements, oral or written, with respect to such subject matter are merged into this Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their heirs, executors, administrators, personal representatives, successors, and assigns, as may be permitted hereunder. No provision of this Agreement shall be deemed to have been waived or modified except by an instrument in writing signed by the parties hereto. This Agreement and the Reaffirmation Agreement to be delivered pursuant to Paragraph 17(i) above may be executed in any number counterparts each of which, when executed and delivered, shall be an original, and all of which together shall constitute one and the same instrument. Any counterpart may be executed and delivered by facsimile and such facsimile shall be deemed an original for all purposes. The laws of the State of Tennessee shall govern the interpretation and enforcement of this Agreement. This Agreement is intended to express the mutual intent of parties, and no rule of strict construction shall be applied against either party. The headings and captions of this Agreement are for convenience only, and in no way define, describe or limit the scope or intent of this Agreement.

          25. TIME OF THE ESSENCE: Time is of the essence as to each and every provision of this Agreement requiring performance within a specified time, and particularly with respect to any termination rights herein afforded to Buyer.

          26. NON-OFFER: The submission of this Agreement for examination or the negotiation of the transaction described herein does not constitute an offer to sell by Seller, and this Agreement does not constitute a binding contract until executed by Seller.










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

          IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written. The individual signing this Agreement on behalf of Buyer personally warrants and represents that he is authorized to sign this Agreement on behalf of Buyer.


ATTEST:                                 SELLER:

                                        GENERAL ELECTRIC COMPANY


                                        By:
----------------------------------         --------------------------------
Attesting Secretary                     Title:
                                              -----------------------------



ATTEST:                                 BUYER:

                                        ACCURIDE CORPORATION


                                        By:
----------------------------------         --------------------------------
VP - Operations                         William P. Greubel
Terrence Keating                        President













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